Exhibit 10.7

IN THE UNITED STATES DISTRICT COURT
FOR THE EASTERN DISTRICT OF LOUISIANA

IN RE: OIL SPILL by the OIL RIG "DEEPWATER HORIZON" in the GULF OF MEXICO, on APRIL 20, 2010 Applies to: All Cases	§ § § § § § § § §	MDL No. 2179 SECTION: J HONORABLE JUDGE BARBIER MAGISTRATE JUDGE SHUSHAN
_______________________________________________________________________________________________________________________________________________

TRANSOCEAN PUNITIVE DAMAGES AND ASSIGNED CLAIMS
SETTLEMENT AGREEMENT

This Agreement, dated May 29, 2015, sets forth the terms and conditions agreed upon by the  Parties for the settlement of this matter. The Parties intend for this Settlement Agreement to be deemed complete and fully enforceable as the final Settlement Agreement ("SA").  This SA is intended by the Parties to fully, finally, and forever settle and release the Released Claims against Transocean, released subject to the terms and conditions herein. The Parties recognize additional documents will be required in order to implement the SA.  The Parties agree to work in good faith to present to the Court all documents needed to implement the SA and agree that, in the absence of agreement by the Parties with respect to such documents, the Court shall resolve disputes between the Parties consistent with the terms of this SA.

RECITALS
A.            Triton Asset Leasing GmbH, Transocean Deepwater Inc., Transocean Offshore Deepwater Drilling Inc., and Transocean Holdings LLC (further defined as "Transocean" in Section 1) are corporations organized under the laws of Delaware and Switzerland; Transocean is a provider of offshore drilling services to the energy industry.

B.            Plaintiffs who are within the definition of the New Class in Section 4, and the "DHEPDS Class," defined in Section 5, (collectively "Plaintiffs") have alleged and/or been assigned certain claims alleged against Transocean relating to the Deepwater Horizon Incident defined in Section 5, including negligence, gross negligence, willful misconduct, strict liability, negligence per se, nuisance, trespass, economic loss, removal costs, and other claims.

C.            Plaintiffs contend that they would prevail in litigation. Transocean disputes and denies the Plaintiffs' claims, has raised various affirmative, legal and other defenses, and contends that it would prevail in litigation.

D.            After careful consideration, the DHEPDS Class, as a juridical entity, DHEPDS Class Counsel, and the PSC on behalf of members of the putative New Class have concluded that it is in the best interests of the DHEPDS Class and the members of the putative New Class to compromise and settle certain claims asserted against Transocean and other Transocean Released Parties, as defined in Section 5, in consideration of the terms and benefits of the SA.  After arm's length negotiations with Transocean and Transocean's counsel, the DHEPDS Class, DHEPDS Class Counsel, and the PSC on behalf of the putative New Class, have considered, among other things: (1) the complexity, expense, and likely duration of the litigation; (2) the stage of the litigation and amount of discovery and testimony completed; (3) the potential for Plaintiffs or Transocean prevailing on the merits; (4) the range of possible recovery and certainty of damages; and (5) the existing rulings of the Court and have determined the SA is fair, reasonable, adequate and in the best interests of the DHEPDS Class and the members of the putative New Class.

E.            After careful consideration, Transocean has concluded that it is in the best interests of Transocean and all Transocean Released Parties to compromise and settle certain claims asserted against them, in consideration of the terms and benefits of the SA. After arm's length negotiations with the DHEPDS Class, DHEPDS Class Counsel, and the PSC on behalf of the putative New Class, Transocean and Transocean's counsel have considered, among other things: (1) the complexity, expense, and likely duration of the litigation, including delays in litigation and the risk of reversal of trial court rulings on appeal; (2) the stage of the litigation and amount of discovery and testimony completed; (3) the burdens of litigation; (4) the potential for Transocean or Plaintiffs prevailing on the merits; and (5) the range of possible recovery and certainty of damages; and have determined the SA is fair, reasonable, adequate and in the best interests of Transocean and the Transocean Released Parties.

F.            The Parties agree that this SA is subject to the terms and conditions herein.
NOW THEREFORE, it is agreed that the foregoing recitals are hereby expressly incorporated into this SA and made a part hereof and, further, that in consideration of the agreements, promises, representations and warranties set forth in this SA; the benefits, payments, and releases described in this SA; the entry by the Court of Final orders as described in Section 19; and such other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Released Claims shall be settled, compromised and resolved as between Transocean, the Transocean Released Parties, the DHEPDS Class, and the New Class under and subject to the following terms and conditions:

TERMS AND CONDITIONS
1.                  Parties.
The Parties to this SA are:
(a)	Triton Asset Leasing GmbH, Transocean Holdings LLC, Transocean Deepwater Inc., and Transocean Offshore Deepwater Drilling Inc. ("Transocean");

(b)	The Plaintiffs Steering Committee in MDL 2179 ("PSC"), on behalf of the members of a putative New Class, as defined in Section 4; and

(c)	DHEPDS Class Counsel, on behalf of the DHEPDS Class, as defined in Section 5.

2.                  Actions and Claims.

This SA sets forth the terms and conditions agreed upon to settle and resolve:

(a)
Punitive Damages Claims, as defined in Section 5, arising out of, due to, resulting from, or relating in any way to, directly or indirectly, the Deepwater Horizon Incident that the New Class Members assert against Transocean. As referenced and subject to the conditions herein, the intent and purpose of this SA is that a putative class action (to be filed subsequent to execution of this SA), for settlement purposes only, asserting Punitive Damages Claims against Transocean on behalf of the New Class as defined in Section 4 (the "New Class Action") will be resolved by this SA, and certain Punitive Damages Claims made by and on behalf of the New Class Members against Transocean will be resolved and dismissed with prejudice in accordance with the terms of this SA.

(b)
Assigned Claims, as defined in Section 5, that the DHEPDS Class asserts against Transocean. As referenced and subject to the conditions herein, the intent and purpose of this SA is that all Assigned Claims against Transocean will be resolved and dismissed with prejudice by and on behalf of the DHEPDS Class in accordance with the terms of this SA.

3.                           New Deepwater Horizon Punitive Damages Settlement Class ("New Class")
       Description.

It is the intent of the Parties to capture within the New Class definition all potential claimants who are not excluded from the New Class in accordance with Section 4(b) and who may have valid maritime law standing to make a Punitive Damages Claims under general maritime law against Transocean arising out of, due to, resulting from, or relating in any way to, directly or indirectly, the Deepwater Horizon Incident.  The Parties contemplate that the New Class definition may be adjusted upon agreement of and consistent with the intent of the Parties, with approval of the Court, based upon information made available to the Parties after execution of this SA.

4.            New Deepwater Horizon Punitive Damages Settlement Class ("New Class")
Definition.

(a)  New Class Definition

(1)
All Natural Persons, businesses, trusts, non-profits, or any other Entity who, anytime between April 20, 2010 through April 18, 2012, owned, leased, rented, or held any proprietary interest in Real Property (a) alleged to have been touched or physically damaged by oil, other hydrocarbons, or other substances from the MC252 Well or the Deepwater Horizon MODU and its appurtenances (including the riser and blowout preventer), (b) alleged to have been touched or physically damaged by substances used in connection with the Deepwater Horizon Incident, or (c) classified as having or having had the presence of oil thereupon in the database of the Deepwater Horizon Unified Command Shoreline Cleanup Assessment Team ("SCAT" database).

(2)
All Natural Persons, businesses, trusts, non-profits, or any other Entity who, anytime between April 20, 2010 through April 18, 2012, owned, chartered, leased, rented, or held any proprietary interest in Personal Property located in Gulf Coast Areas or Identified Gulf Waters, alleged to have been touched or physically damaged by (a) oil, other hydrocarbons, or other substances from the MC252 Well or the Deepwater Horizon MODU and its appurtenances (including the riser and blowout preventer), or (b) substances used in connection with the Deepwater Horizon Incident.

(3)
All Commercial Fishermen or Charterboat Operators who, anytime from April 20, 2009 through April 18, 2012, (a) owned, chartered, leased, rented, managed, operated, utilized or held any proprietary interest in commercial fishing or charter fishing Vessels that were Home Ported in or that landed Seafood in the Gulf Coast Areas, or (b) worked on or shared an interest in catch from Vessels that fished in Specified Gulf Waters and landed Seafood in the Gulf Coast Area.

(4)
All Natural Persons who, anytime between April 20, 2009 through April 18, 2012, fished or hunted in the Identified Gulf Waters or Gulf Coast Areas to harvest, catch, barter, consume or trade natural resources including Seafood and game, in a traditional or customary manner, to sustain basic family dietary, economic security, shelter, tool, or clothing needs.

(b)	New Class Exclusions. Excluded from the New Class are the following:

(1)	Any New Class Member who timely and properly elects to opt out of the New Class under the procedures established by the Court;

(2)	Defendants in MDL 2179;

(3)
The Court, including any sitting judges on the United States District Court for the Eastern District of Louisiana, their law clerks serving during the pendency of MDL 2179, and any immediate family members of any such judge or law clerk;

(4)	Governmental Organizations as defined in Section 5;

(5)
Any Natural Person or Entity who or that made a claim to the GCCF, was paid, and executed a valid GCCF Release and Covenant Not to Sue, provided, however, that a GCCF Release and Covenant Not to Sue covering only Bodily Injury Claims shall not be the basis for exclusion of a Natural Person;

(6)	BP Released Parties and individuals who were employees of BP Released Parties during the Class Period; and

(7)	HESI and individuals who were employees of HESI during the Class Period.

(8)	Transocean and individuals who are current employees of Transocean, or who were employees of Transocean during the Class Period;

This SA does not recognize or release any Bodily Injury Claims of any New Class  Members.

5.            Definitions.

For purposes of this SA, terms with initial capital letters have the meanings set  forth below:

(a)
Administrative Costs means all costs associated with the implementation and administration of the notice, allocation and claims processes contemplated by this SA, including without limitation, court approved compensation and costs of special masters, and/or Claims Administrator, including but not limited to its vendors, experts and legal counsel, if any, costs of the Notice Program(s), costs of implementing and administering the New Class claims process, costs of establishing the Settlement Fund, costs of distributing Settlement Benefits, costs associated with the establishment and operation of the Settlement Fund, including but not limited to the trustee, any directed trustee, and any paying agent, and including all Taxes on monies held in the Settlement Fund, and all other costs and compensation associated with the implementation and administration of this SA. Administrative Costs do not include costs Transocean incurs to analyze New Class Opt Out forms.

(b)
Affiliate means, with respect to any Natural Person or Entity, any other Natural Person or Entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or has the power to control or be controlled by, or is under common control or common ownership with, such Natural Person or Entity.

(c)
Allocation Neutral means the special master or U.S. Magistrate Judge appointed by the Court to allocate the Aggregate Payment described in Section 6 between the New Class and the DHEPDS Class subject to the terms and conditions set forth in this SA.

(d)	Assigned Claims means all of the claims defined in Section 1.1.3 of Exhibit 21 to the DHEPDS, but does not include the "Retained Claims" defined in Section 1.1.4 of Exhibit 21 to the DHEPDS.

(e)	Assignment means the assignment of claims made through Exhibit 21 to the DHEPDS.

(f)
Bodily Injury Claims means claims for actual damages or Punitive Damages, including lost wages, for or resulting from personal injury, latent personal injury, future personal injury, progression of existing personal injury, disease, death, fear of disease or personal injury or death, mental or physical pain or suffering, or emotional or mental harm, anguish or loss of enjoyment of life, including any claim for mental health injury, arising out of, due to, resulting from, or relating in any way to, directly or indirectly, the Deepwater Horizon Incident.

(g)	BP means BP Exploration & Production Inc. and BP America Production Company.

(h)	BP Released Parties means the Released Parties described in Section

10.3 of and Exhibit 20 to the DHEPDS.

(i)	Charterboat Operators means owners, captains and deckhands of charter fishing vessels that carry passengers(s) for hire to engage in recreational fishing.

(j)	Claims Administrator means the claims administrator appointed by the Court to oversee the Claims Program for the New Class.

(k)	Claims Program means the Court-supervised claims program developed to distribute Settlement Benefits to the New Class as described in Section 8.

(l)	Class Period means April 20, 2010 until April 18, 2012.

(m)
Commercial Fisherman means a Natural Person or Entity that derives income from catching Seafood and selling Seafood, which shall include Vessel owners, boat captains, boat crew, boat hands, and others who are paid based on the quantity of Seafood lawfully caught while holding a commercial fishing license issued by the United States and/or the State(s) of Alabama, Florida, Louisiana, Mississippi and/or Texas, or otherwise engaged in lawful commercial fishing.

(n)
Court means the United States District Court for the Eastern District of Louisiana, in In re: Oil Spill by the Oil Rig "Deepwater Horizon" in the Gulf of Mexico, on April 20, 2010, MDL No. 2179, Judge Carl Barbier, presiding.

(o)
Deepwater Horizon Incident means the events, actions, inactions and omissions leading up to and including (i) the design, planning, preparation or drilling of the MC252 Well; the services contracted for or provided by Transocean, its Affiliates or by any other person with respect to the MC252 Well, the Deepwater Horizon Mobile Offshore Drilling Unit ("MODU") and its appurtenances (including the riser and blowout preventer); (ii) the blowout of the MC252 Well; (iii) the explosions and fire on board the Deepwater Horizon on or about April 20, 2010;  (iv) the sinking of the Deepwater Horizon on or about April 22, 2010; (v) efforts to control the MC252 well; (vi) the release of oil, other hydrocarbons and other substances from the MC252 Well and/or the Deepwater Horizon rig and its appurtenances; (vii) the efforts to contain the MC252 Well; (viii) Response Activities, including the VoO program; (ix) any damages to the MC252 Well, any reservoir, aquifer, geological formation, or underground strata related to the foregoing; and (x) the subsequent clean up and remediation efforts and all other responsive actions taken in connection with the blowout of the MC252 Well.

(p)	DHEPDS means the Deepwater Horizon Economic and Property Damages Settlement Agreement as Amended on May 2, 2012.

(q)	DHEPDS Claims Administrator means the "Claims Administrator" defined in Section 38.21 of the DHEPDS.

(r)
DHEPDS Class means the Deepwater Horizon Economic and Property Damages Settlement Class defined in the DHEPDS, preliminarily certified in May of 2012, and formally certified by the Court on December 21, 2012.

(s)	DHEPDS Class Counsel means the DHEPDS Class Counsel appointed by the Court.

(t)	DHEPDS Class Members means all such Natural Persons or Entities who are members of the DHEPDS Class and did not timely and properly opt out of the DHEPDS Class.

(u)	DHEPDS Effective Date means the "Effective Date" of the DHEPDS as defined in Section 38.62 of the DHEPDS.

(v)
DHEPDS Settlement Program means the Deepwater Horizon Court Supervised Settlement Program defined in Section 38.41 of the DHEPDS. Distribution Model means the distribution model developed by the Claims Administrator for the New Class and described in Section 8.

(w)	Effective Date means the "Effective Date" of this SA, as described in Section 20.

(x)
Entity means an organization, business, Local Government, or entity, other than a Governmental Organization, operating or having operated for profit or not-for-profit, including without limitation, a partnership, corporation, limited liability company, association, joint stock company, trust, joint venture or unincorporated association of any kind or description.

(y)
Final, with respect to any order of the Court, means an order for which either of the following has occurred: (1) the day following the expiration of the deadline for appealing the entry of the order, if no appeal is filed, or (2) if an appeal of the order is filed, the date upon which all appellate courts with jurisdiction (including the United States Supreme Court by petition for writ of certiorari) affirm such order, or deny any such appeal or petition for writ of certiorari, such that no future appeal is possible.

(z)	Finfish means fish other than shellfish and octopuses.

(aa)	GCCF means the Gulf Coast Claims Facility.

(bb)	GCCF Release and Covenant Not to Sue means the release executed in exchange for payment of a GCCF claim.

(cc)
Governmental Organization means: (i) the government of the United States of America; (ii) the state governments of Texas, Louisiana, Mississippi, Alabama, and Florida (including any agency, branch, commission, department, unit, district or board of the state); and (iii) officers or agents of the U.S., states, and/or Indian tribes appointed as "Natural Resource Damages Trustees" pursuant to the Oil Pollution Act of 1990 as a result of the Deepwater Horizon Incident. Governmental Organization does not include any Local Government.

(dd)
Gulf Coast Areas means the States of Louisiana, Mississippi, and Alabama; the counties of Chambers, Galveston, Jefferson and Orange in the State of Texas; and the counties of Bay, Calhoun, Charlotte, Citrus, Collier, Dixie, Escambia, Franklin, Gadsden, Gulf, Hernando, Hillsborough, Holmes, Jackson, Jefferson, Lee, Leon, Levy, Liberty, Manatee, Monroe, Okaloosa, Pasco, Pinellas, Santa Rosa, Sarasota, Taylor, Wakulla, Walton and Washington in the State of Florida, including all adjacent Gulf waters, bays, estuaries, straits, and other tidal or brackish waters within the States of Louisiana, Mississippi, Alabama or those described counties of Texas or Florida.

(ee)	HESI means Halliburton Energy Services, Inc., and Halliburton Company, and all and any of their Affiliates.

(ff)	HESI Settlement means the HESI Punitive Damages and Assigned Claims Settlement Agreement (Amended as of November 13, 2014) (Rec. Doc. No. 13646-1) as may be further amended from time to time.

(gg)	Home Ported means the home port of a vessel as documented by a 2009 or 2010 government-issued vessel registration.

(hh)
Identified Gulf Waters means the United States and state territorial waters of the Gulf of Mexico and all adjacent bays, estuaries, straits, and other tidal or brackish waters within the territory of the States of Louisiana, Mississippi, and Alabama and the Texas and Florida counties listed in the definition of Gulf Coast Areas, and which are shown on the map attached as Attachment D.

(ii)	Local Government means a county, parish, municipality, city, town, or village (including any agency, branch, commission, department, unit, district or board of such Local Government).

(jj)
MC252 Well means the exploratory well named "Macondo" that was drilled by the Transocean Marianas and Deepwater Horizon rigs in Mississippi Canyon, Block 252 on the outer continental shelf in the Gulf of Mexico.

(kk)	Natural Person means a human being, and shall include the estate of a human being who died on or after April 20, 2010.

(ll)	New Class means the New Class defined in Section 4.

(mm)	New Class Counsel means the class counsel appointed by the Court to represent the New Class.

(nn)	New Class Members means all such Natural Persons or Entities who or that satisfy the requirements for membership in the New Class and do not timely and properly opt out of the New Class.

(oo)	Notice Program means any and all notice to New Class Members or DHEPDS Class Members ordered by the Court in relation to this SA, including any reminder notices and termination notices.

(pp)
Opt Outs means those Natural Persons and Entities included in the New Class Definition who timely and properly exercise their rights to opt out of the New Class and are therefore not members of the New Class.

(qq)
Oyster Beds means oyster beds located in Identified Gulf Waters that were closed for fishing or harvesting by a federal, state, or local government authority due to or as a result of the Deepwater Horizon Incident, or oyster beds located in the Identified Gulf Waters that were touched by (i) oil, other hydrocarbons, or other substances from the MC252 Well or the Deepwater Horizon MODU and its appurtenances (including the riser and blowout preventer), or (ii) substances used in connection with the Deepwater Horizon Incident.

(rr)	Personal Property means any form of tangible property that is not Real Property, including Vessels.

(ss)	Property means Real Property and Personal Property.

(tt)
Punitive Damages means any and all punitive, exemplary, or multiple damages and any and all costs or fees incurred or awarded in connection with asserting a claim for such damages. Punitive Damages do not include any claims for civil or criminal penalties or fines imposed by any governmental authority.

(uu)
Punitive Damages Claims means any claim, counterclaim, cross-claim, demand, charge, dispute, controversy, action, cause of action, suit, proceeding, arbitration, alternative dispute resolution, inquiry, investigation or notice, whether of a civil, administrative, investigative, private or other nature, and whether pending, threatened, present or initiated in the future, and whether known or unknown, suspected or unsuspected, under any current or future local, state, federal, foreign, tribal, supranational or international law, regulation, equitable principle, contract or otherwise, for Punitive Damages whether brought directly, by subrogation, by assignment or otherwise.

(vv)	Real Property means all real property adjacent to Identified Gulf Waters, including property below the surface of the water, Oyster Beds, and deeded docks.

(ww)
Released Claims means the "New Class Released Claims" described in Section 10(a) and set forth in the New Class Release of Transocean attached as Attachment A, and the claims released by the DHEPDS Class, described in Section 10(b), and set forth in the Assigned Claims Release of Transocean attached as Attachment B.  Released Claims do not include any "New Class Expressly Reserved Claims," in the New Class Release of Transocean attached as Attachment A, or any claims expressly reserved in the Assigned Claims Release of Transocean attached as Attachment B.

(xx)
Response Activities means the clean-up, remediation efforts, and all other responsive actions (including the use and handling of dispersants) relating to the releases of oil, other hydrocarbons and other pollutants from the MC252 Well and/or the Deepwater Horizon and its appurtenances, and the Deepwater Horizon Incident.

(yy)	Seafood means fish and shellfish, including shrimp, oysters, crab, menhaden, and Finfish, caught in the Specified Gulf Waters or Identified Gulf Waters.

(zz)
Specified Gulf Waters means the United States and state territorial waters of the Gulf of Mexico where residents of Gulf Coast Areas are allowed to lawfully fish, under a United States or state-issued permit or otherwise, and all adjacent bays, estuaries, straits, and other tidal or brackish waters within the territory of the States of Louisiana, Mississippi, and Alabama and the Texas and Florida counties listed in the definition Gulf Coast Areas, and which are shown on the map attached as Attachment D.

(aaa)
Taxes means all federal, state, local, and/or foreign taxes of any kind on any income earned by or with respect to the Settlement Fund, or any other funds associated with the settlement of this matter, including the expenses and costs of tax attorneys and accountants retained by New Class Counsel, DHEPDS Counsel or the escrow agent of the Settlement Fund.

(bbb)
Transocean Affiliate means with respect to Transocean, any other Natural Person or Entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or has the power to control or be controlled by, or is under common control or common ownership with Transocean. Transocean Affiliate includes "Transocean Parties" as defined in Exhibit 21, Section 2.117, to the DHEPDS. Transocean Affiliate expressly does not include any Natural Person or Entity that is directly or indirectly controlled by or under common control or ownership by BP or HESI or any other party that is a defendant in MDL 2179 and was not a Transocean Affiliate prior to or as of the date of the SA.

(ccc)
Transocean Released Parties means Transocean Ltd., Transocean Inc., Triton Asset Leasing GmbH, Transocean Deepwater Inc., Transocean Offshore Deepwater Drilling Inc., Transocean Holdings LLC and all of their parent and subsidiary companies, and any past, present and future Affiliates, and each of their respective business units, divisions, product service lines, predecessors, and successors, and each of their respective insurers,  agents, servants, representatives, officers, directors (or Natural Persons performing similar functions), employees, attorneys and administrators, all and only in their capacities as such. Future Transocean Affiliates expressly does not include any Entity created by or resulting from a merger with a HESI Entity or a BP Entity, or acquisition of an ownership interest among any of the same.

(ddd)	Vessel means every description of watercraft or other artificial contrivance used, or capable of being used, as a means of transportation on water

(eee)	VoO means Vessels of Opportunity, the program through which BP, or its contractors, contracted with vessel owners to assist in Deepwater Horizon Incident Response Activities.

6.            Settlement Benefits.

Subject to the terms and conditions set forth herein, Transocean shall provide the following "Settlement Benefits" in connection with the resolution of the New Class Action by the New Class and the resolution of the Assigned Claims against Transocean by the DHEPDS Class:

(a)
Transocean shall make an Aggregate Payment of $211,750,000 (two hundred and eleven million, seven hundred and fifty thousand) U.S. dollars ("USD") (the "Aggregate Payment") to resolve both the alleged liability to the New Class for Punitive Damages Claims, if any, and the alleged liability to the DHEPDS Class for the Assigned Claims against Transocean under the DHEPDS. DHEPDS Class Counsel and the PSC have agreed to accept the Aggregate Payment from Transocean, subject to the terms and conditions set forth herein, including the allocation of the Aggregate Payment by the Allocation Neutral described below.

(b)
All Administrative Costs shall be paid from the Aggregate Payment. Under no circumstances shall Transocean be liable for any Administrative Costs. At the request of the PSC or New Class Counsel, as applicable, and/or the DHEPDS Class Counsel, Transocean agrees to consult with them to explore methods to enhance the efficiency of the implementation and administration of the processes for the distribution of the Aggregate Payment amount pursuant to the provisions of the SA.

(c)
Only as agreed to by the Parties in Section 23 of this SA, Transocean shall pay the reasonable common benefit costs and fees of the PSC, New Class Counsel, as applicable, and DHEPDS Class Counsel and/or other common benefit attorneys who have submitted time and/or costs in accordance with Pre-Trial Order No. 9, as may be approved by the Court. In no event shall Transocean be required to pay any common benefit costs or fees of the PSC, New Class Counsel, DHEPDS Class Counsel or any other common benefit attorneys, or any other person who claims a right to fees and costs, in excess of the amount agreed to by the Parties in Section 23 of this SA.

7.            Allocation of Settlement Benefits by the Allocation Neutral.

(a)
An Allocation Neutral shall be appointed by the Court, and such Allocation Neutral shall allocate the Aggregate Payment between the New Class and the DHEPDS Class with finality, subject to the terms of this SA and the Court's determination that the Allocation Neutral appropriately performed the assigned function. The Parties may not cancel or terminate the SA based on the Allocation Neutral's allocation. Transocean shall not have any responsibility or liability whatsoever for the allocation of the Aggregate Payment.

(b)
The Allocation Neutral shall have the ability to communicate, ex parte or otherwise, with and obtain information from the Parties in furtherance of his/her assigned function. All communications between and among the Allocation Neutral and the Parties shall be treated and considered by the Parties as confidential, privileged and otherwise protected by Federal Rule of Evidence 408. The Parties shall request the Court to instruct the Allocation Neutral to treat and consider all such communications as confidential, privileged and otherwise protected by Federal Rule of Evidence 408.

(c)
The Allocation Neutral may also communicate ex parte or otherwise, with nonparties to obtain information as he/she deems appropriate. The Parties shall treat and consider all communications between and among the Allocation Neutral and any nonparty as confidential, privileged and otherwise protected by Federal Rule of Evidence 408. The Parties shall request the Court to instruct the Allocation Neutral to treat and consider all such communications as confidential, privileged and otherwise protected by Federal Rule of Evidence 408.

(d)	The Allocation Neutral's appointment shall terminate on the date that an order of the Court approving the allocation of the Aggregate Payment becomes Final.

(e)	The Allocation Neutral shall file his/her final recommendation as soon as practicable or in a timeframe established by the Court.

(f)
Use of Allocation Materials. The New Class, New Class Members, PSC, New Class Counsel, DHEPDS Class, DHEPDS Class Counsel, and Transocean, each agree, represent, and warrant that all documents and communications relating to the Allocation Neutral's development of the allocation shall (i) be kept confidential, subject to valid legal process; (ii) not be used by them for any purpose other than the allocation; and (iii) be inadmissible and not used in any litigation, arbitration, mediation, settlement discussions, or other communications or procedures. Such confidential and protected documents and communications relating to the Allocation Neutral's development of the allocation shall include, but shall not be limited to, any and all material relating to the use of the DHEPDS Settlement Program to process claims of New Class Members or DHEPDS Class Members for purposes of allocating the Aggregate Payment or distributing Settlement Benefits. No calculation or conclusions generated during the allocation process shall be binding on any party, nor shall they be used in relation to the validity or amount of any claims for damages, loss, or injury arising out of, due to, resulting from, or relating in any way to, directly or indirectly, the Deepwater Horizon Incident, whether asserted in litigation, arbitration, mediation, settlement discussions, or other communication or proceedings.

8.            Distribution of Settlement Benefits.

(a)
Establishment of a Court-Supervised Claims Program for the New Class. Subject to the terms and conditions herein, the PSC or New Class Counsel, as applicable, shall make arrangements to establish a Court-supervised claims program for the New Class.  A Claims Administrator appointed by the Court shall develop a Distribution Model for the Court-supervised Claims Program.  The Distribution Model may be included in the notice of this SA to the New Class under the Notice Program, or may be developed after Court approval of this SA and/or certification of the New Class, as the Court directs. The PSC or New Class Counsel, as applicable, will consult with Transocean on the Claims Program, including on issues such as periodic reporting to Transocean by the Claims Administrator of summary claims data and receipt of electronic copies of executed Individual Releases.  Transocean shall be entitled to standard reports of claims data.  If Transocean requests additional information, such as paper copies of Individual Releases, Transocean shall be responsible for the costs of generating such information.  If any dispute with Transocean arises with respect to the Claims Program, the Court will resolve the matter consistently with the terms of this SA.  The PSC or New Class

Counsel, as applicable, will recommend to the Court a person to serve as the Claims Administrator, subject to Court approval. In the absence of Transocean's agreement, the Court shall select the Claims Administrator. The Claims Program will treat all claims on a fair and transparent basis. The Claims Program for the New Class is intended to distribute funds remaining from the portion of the Aggregate Payment allocated to the New Class after relevant Administrative Costs have been paid. The plan for distribution of payments to the New Class recommended by the Claims Administrator may, at his/her discretion, include a standard to establish a claim for Real Property damage, a standard to establish a claim for Personal Property damage, including Vessel damage, a standard to establish a claim for commercial fishing loss, a standard to establish a claim for charter fishing loss, a standard to establish a claim for subsistence loss, and other standards as necessary to distribute the New Class Funds. Prior to distribution of any New Class Funds, the Effective Date must have occurred and the Distribution Model must be approved by a Final order of the Court. Transocean shall not have any responsibility or liability whatsoever for, the distribution or method of distribution of the Aggregate Payment.

(b)
Distribution of Settlement Benefits for the DHEPDS Class. The occurrence of the Effective Date is a condition precedent to distribution of any funds to the DHEPDS Class. After the Effective Date, the portion of the Aggregate Payment allocated to the DHEPDS Class, minus any relevant previously-incurred Administrative Costs will be placed in a sub-fund of the Settlement Fund created for the DHEPDS Class subject to further order of the Court as described in Section 9.

(c)
Administrative Costs. The Court will order disbursements of funds from the Aggregate Payment as needed to cover Administrative Costs. Funds may be disbursed to cover Administrative Costs beginning as soon as the payment described in Section 9(a)(ii) is made into the Settlement Fund described in Section 9.

(d)
Timing of Distributions to New Class Members and DHEPDS Class. After the Effective Date, distributions of the New Class Funds shall occur as soon as practicable, or in a timeframe ordered by the Court, consistently with the terms and conditions of this SA.  After the Effective Date, a Final order approving the Distribution Model for the New Class is a condition precedent to distribution of any funds to the New Class Members, but does not affect the timing of any distribution to the DHEPDS Class. After the Effective Date, any order with respect to distribution of funds allocated to the DHEPDS Class is not a condition precedent to and does not affect the timing of any distribution to the New Class.

(e)
Appeal.  In developing the Court Supervised Claims Program for the New Class, the Claims Administrator shall establish rules for appealing the determinations of the Claims Administrator to the Court.  The Court's decision on any such appeal involving the amount of any payment to any individual claimant shall be final and binding, and there shall be no appeal to any other court including the U.S. Court of Appeals for the Fifth Circuit.  The Parties expressly waive any right to further appeal of the Court's decision on any appeal referenced in this paragraph.

9.            Administration and Funding of Settlement Benefits.

(a)	Provision of Aggregate Payment. Transocean shall provide the Aggregate Payment as follows:

i.
The Aggregate Payment shall be placed in an escrow account governed by a Court approved Escrow Agreement (the "Settlement Fund"). The Settlement Fund, including all accounts and subaccounts thereof, shall be treated as (i) a "qualified settlement fund" within the meaning of Treas. Reg. § 1.468B-1, et seq., and (ii) a qualified settlement fund or other analogous fund described in any other applicable local, state or foreign law (as described in (i) or (ii), a "QSF"). The escrow agent of the Settlement Fund shall be the administrator of the QSF pursuant to Treas. Reg. § 1.468B-2(k)(3) and any other applicable law. The Parties shall cooperate and take all steps necessary for establishing and treating the Settlement Fund as a QSF and, to the fullest extent permitted by applicable law, shall not take a position (nor permit an agent to take a position) in any filing or before any tax authority inconsistent with such treatment. The Parties agree to treat the Settlement Fund as a QSF from the earliest possible date, including through the making of a "relation back" election as described in Treas. Reg. § 1.468B-1(j)(2) with respect to the Settlement Fund and any analogous election under other applicable law.

ii.
Transocean shall pay into the Settlement Fund the Aggregate Payment within 60 calendar days of the filing of this SA with the Court.  If the Settlement Fund is not established within 60 days of the filing of this SA with the Court, Transocean shall pay the Aggregate Payment into the Settlement Fund within 7 days of the date on which the Settlement Fund is established.

iii.
The PSC or New Class Counsel, as applicable, and DHEPDS Class Counsel, in consultation with Transocean, will recommend an escrow agent for appointment by the Court to maintain and oversee the Settlement Fund, and if any dispute with Transocean arises with respect to the appointment of the escrow agent, the Court will resolve the matter consistently with the terms of this SA.  The PSC or New Class Counsel, as applicable, and DHEPDS Class Counsel, in consultation with Transocean, shall define the scope and responsibilities of the escrow agent of the Settlement Fund. If any dispute with Transocean arises with respect to the scope and responsibilities of the escrow agent, the Court will resolve the matter consistently with the terms of this SA.

iv.
Except for approved Administrative Costs already disbursed from the Settlement Fund, the Aggregate Payment shall be held in the Settlement Fund  (which includes sub-funds of the Settlement Fund established consistent with the terms and conditions of this SA and any applicable Court order). Upon the Effective Date, all income earned on money held in the Settlement Fund, net of Taxes, shall belong to the New Class and the DHEPDS Class, proportionally based on the allocation of the Aggregate Payment by the Allocation Neutral. The Aggregate Payment shall remain in the Settlement Fund until distribution, as provided in Section 9(b).

v.
The Settlement Fund escrow agent shall invest any funds in the Settlement Fund in: (1) United States Treasuries: (2) United States government money market funds having a AAA/Aaa rating awarded by at least two of the three major rating agencies (Standard & Poor's, Moody's or Fitch); (3) Interest bearing deposits at federally insured depository institutions that are at all times rated A+/A1 or higher by Standard & Poor's and Moody's provided such depository institution rated A+/A1 or higher; or (4) as agreed by the Parties, and shall collect and reinvest all interest accrued thereon, except that any residual cash balances of less than $100,000.00 may be invested in money market mutual funds comprised exclusively of investments secured by the full faith and credit of the United States. In the event that the funds in the Settlement Fund are invested in United States Treasuries and the yield on the United States Treasuries is negative, in lieu of purchasing such Treasuries, all or any portion of the funds held by the Settlement Fund may be deposited in a non-interest bearing account in a federally insured depository institution, as described above. No risk related to the investment of the Aggregate Payment in the Settlement Fund shall be borne by Transocean. All Taxes arising with respect to income earned by the Settlement Fund shall be paid out of the Settlement Fund, and shall be timely paid by the Settlement Fund escrow agent. Any tax returns prepared for the Settlement Fund (as well as the election set forth therein) shall be consistent with its status as a QSF and in all events shall reflect that all Taxes (including any interest or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund as provided herein.

vi.
The Settlement Fund shall indemnify Transocean for all Taxes imposed on the income earned by or with respect to the Settlement Fund. Without limiting the foregoing, from the Settlement Fund, the Settlement Fund escrow agent shall reimburse Transocean for any such Taxes to the extent they are imposed on or paid by Transocean for a period during which the Settlement Fund does not qualify as a "qualified settlement fund."

vii.
Transocean shall have no responsibility for or involvement in maintaining or investing the Aggregate Payment or the funds in the Settlement Fund or for the establishment or maintenance of the Settlement Fund, for the payment of Taxes, or for the distribution of the Settlement Fund or the administration of the SA.

(b)
Consistent with Section 8 above, after the Effective Date and subject to further order of the Court, the escrow agent of the Settlement Fund will establish or cause to be established a sub-fund of the Settlement Fund to hold the funds allocated to the New Class and income earned on the funds, net of Taxes, allocated to the New Class (the "New Class Sub-Fund") and a sub-fund of the Settlement Fund to hold funds allocated to the DHEPDS Class and income earned on the funds, net of Taxes, allocated to the DHEPDS Class (the "DHEPDS Class Sub-Fund"), both of which shall form part of the Settlement Fund.  All income earned on funds, net of Taxes, and held in the New Class Sub-Fund shall become part of the New Class Sub-Fund and belong to the New Class. All income earned on funds, net of Taxes, and held in the DHEPDS Class Sub-Fund shall become part of the DHEPDS Class Sub-Fund and belong to the DHEPDS Class. Subject to further order of the Court, after funds are placed in these sub-funds, any remaining Administrative Costs related to the DHEPDS Class will be paid either from the DHEPDS Class Sub-Fund or as part of the claims administration of the DHEPDS as directed by the Court, and the remaining Administrative Costs related to implementation of this SA with respect to the New Class will be paid from the New Class Sub-Fund. After the Effective Date of this SA and the effective date of the HESI Settlement, the escrow agent of the Settlement Fund at the direction of the New Class Claims Administrator, may merge the New-Class Sub-Fund with the comparable new-class sub-fund created under the HESI Settlement and the escrow agent of the Settlement Fund at the direction of the DHEPDS Claims Administrator may merge the DHEPDS Sub-Fund with the comparable DHEPDS sub-fund created under the HESI Settlement. At the direction of the DHEPDS Claims Administrator, and by order of the Court, funds may be transferred from the DHEPDS Sub-Fund into the existing DHEPDS trust created through the DHEPDS Settlement Program for distribution to members of the DHEPDS Class.

10.            Release of Claims.

(a)
Release of Specified New Class Punitive Damages Claims. The New Class Members defined in Section 4 shall release and forever discharge, with prejudice, New Class Released Claims as defined in the New Class Release of Transocean (Attachment A to this SA) against the Transocean Released Parties upon the Effective Date of this SA.

(b)
Release of Claims against Transocean by DHEPDS Class. The DHEPDS Class shall release and forever discharge, with prejudice, Assigned Claims against the Transocean Released Parties upon the Effective Date of this SA. These Assigned Claims are further defined as part of Exhibit 21 to the DHEPDS Agreement, and are intended to be all Assigned Claims against the Transocean Released Parties.  The release of Assigned Claims against the Transocean Released Parties by the DHEPDS Class is not intended to be, and shall not operate as, a release of any individual claim of any DHEPDS Class Member except to the extent that any DHEPDS Class Member has asserted or attempts to assert an individual right to pursue any of the Assigned Claims, and does not in any way affect the "Expressly Reserved Claims" defined in Sections 3 and 38.67 of the DHPEDS, which continue to be expressly reserved to the DHEPDS Class Members. The DHEPDS Class, upon the Effective Date of this SA, shall release any claims against the Transocean Released Parties for acts or omissions of any Court-appointed neutral party in disbursement of Settlement Benefits under this SA, the Allocation Neutral, or the escrow agent of the Settlement Fund. The release of Assigned Claims against the Transocean Released Parties is not intended to and does not operate as a release of any Assigned Claims against HESI.

(c)
Release.  The "New Class Release of Transocean" and the "Assigned Claims Release of Transocean" set forth and describe in greater detail the Released Claims and are attached as Attachments A and B, respectively.  In the event of a conflict between the New Class Release of Transocean or the Assigned Claims Release of Transocean and this Section 10, the New Class Release of Transocean or the Assigned Claims Release of Transocean, as the case may be, shall control.

(d)
Individual Release. If a New Class Member submits one or more claims and qualifies for a payment under the terms of the SA then, prior to, and as a precondition to, receiving any payment on a claim, the New Class Member shall execute an "Individual Release" in the form attached as Attachment A-1.  An Individual Release may not be signed by any form of electronic signature, but must be signed by a handwritten signature. An electronic signature is insufficient.  If the HESI Settlement is amended such that the Individual Release described in section 10 and Exhibit A-1 of the HESI Settlement agreement is not required under the HESI Settlement or the requirements for the individual release in the HESI Settlement are altered, then the Parties agree to work to amend this SA such that the Individual Release described in this paragraph and attached as Exhibit A-1 to this SA shall not be required and the requirements for the individual release, if any, will be amended to reflect the requirements under the HESI Settlement.

11.	Attachments.

Any attachments to this SA are incorporated by reference as if fully set forth herein.

12.               Entire Agreement.

This SA, its attachments, and the confidential Opt Out thresholds filed with the Court in camera, contains the entire agreement between the Parties concerning the subject matter thereof and supersedes and cancels all previous agreements, negotiations, and commitments, whether oral or in writing, with respect to the subject matter of this SA. This SA may be amended from time to time only by written agreement of the Parties, subject to Court approval.

13.               Additional Documentation.

The Parties recognize additional documents will be required in order to implement the SA, and agree to be bound by the terms set forth in the introductory paragraph of this SA with respect to such additional documentation. However, the Parties agree that this SA contains all of the essential terms necessary for a full, final, binding and enforceable Settlement Agreement between  the Parties.

14.               No Admission of Liability.

The PSC, New Class, New Class Members, DHEPDS Class, DHEPDS Class Members, DHEPDS Class Counsel, and Transocean agree that the negotiation and execution of this SA, or any payments made thereunder, are to compromise disputed claims and are not an admission of wrongdoing, non-compliance, or liability.  Other than as expressly set forth in the Cooperation Guilty Plea Agreement of Transocean Deepwater Inc. in United States v. Transocean Deepwater Inc., 13-CR-00001 (E.D. La.), Transocean denies all allegations of any wrongdoing, fault, non-compliance, liability; denies that it acted improperly in any way; and denies that it caused any damage or loss arising out of, due to, resulting from, or relating in any way to, directly or indirectly, the Deepwater Horizon Incident. Regardless of whether the SA is approved in any form by the Court, not consummated for any reason, or otherwise terminated or canceled, this SA and all documents related to the SA (and all negotiations, discussions, statements, acts, or proceedings in connection therewith) shall not be:

(a)
offered or received against any Party as evidence of, or construed as or deemed to be evidence of, any presumption, concession, or admission by any Party with respect to the truth of any fact alleged or the validity of any claim that was or could have been asserted against Transocean or any other Transocean Released Party arising out of, due to, resulting from, or relating in any way to, directly or indirectly, the Deepwater Horizon Incident, or of any liability, negligence, recklessness, fault, or wrongdoing of Transocean or any other Transocean Released Party;

(b)
offered or received against any Party as any evidence, presumption, concession, or admission with respect to any fault, misrepresentation, or omission with respect to any statement or written document approved or made by Transocean or any other Transocean Released Party;

(c)
offered or received against any Party or as any evidence, presumption, concession, or admission with respect to any liability, negligence, recklessness, fault, or wrongdoing, or in any way referred to for any other reason as against Transocean or any other Transocean Released Party in any civil, criminal, or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this SA; provided, however, that if this SA is approved by the Court, Transocean, the DHEPDS Class, the New Class, and any New Class Member may refer to it to effectuate the protections granted them hereunder or otherwise to enforce the terms of the SA; or

(d)	construed against any Party as an admission, concession, or presumption that the consideration to be given hereunder represents the amount that could be or would have been recovered after trial.

15.            Approval.

(a)	The Parties agree to take all actions reasonably necessary for preliminary and final approval of the SA, and approval of the additional documents described in Section 13.

(b)
The Parties agree to take all actions necessary to obtain final approval of this SA and entry of Final orders dismissing the New Class Action with prejudice and dismissing the Assigned Claims against Transocean with prejudice, and the Parties also agree to take all actions necessary and appropriate to obtain dismissal of all other lawsuits that are pending and/or may be filed against Transocean that assert Released Claims, but only to the extent of the Released Claims.

(c)	Certification of the New Class is for settlement purposes only, and Transocean, the PSC, and New Class Counsel reserve all arguments for and against certification of a litigation class.

16.            Cooperation.

(a)
Transocean agrees to reasonably cooperate, and shall cause its respective Affiliates, personnel, employees, attorneys, agents and representatives to reasonably cooperate in seeking approval of this SA and satisfaction of all conditions precedent to the occurrence of the Effective Date of this SA, regardless of whether the Court enters an order that concludes that the facts and evidence under applicable law categorically do not give rise to any claims for Punitive Damages against Transocean. Nothing in this paragraph shall be construed to waive, restrict or limit Transocean's rights provided under this SA.

(b)
Transocean agrees to a full and final release of and covenant not to sue the Halliburton Released Parties for any claims for contribution or indemnity for any amounts paid by Transocean as part of this Settlement.

(c)
Nothing in this SA prevents or restricts in any way any person or party from fully and truthfully cooperating with any federal, state, local or foreign government entity, including any federal, state or local governmental, regulatory or self-regulatory agency, body, committee (Congressional or otherwise), commission, or authority (including any governmental department, division, agency, bureau, office, branch, court, arbitrator, commission, tribunal, Deepwater Horizon Task Force, or other governmental instrumentality) ("Governmental Entity"), with respect to any investigation or inquiry concerning or arising from the Deepwater Horizon Incident.

17.               Communications with the Public.

Upon filing of this SA, the PSC or New Class Counsel, as applicable, DHEPDS Class Counsel, or Transocean may jointly or separately issue press releases announcing and describing this SA. The form, content, and timing of the press releases shall be subject to mutual agreement of DHEPDS Class Counsel, the PSC or New Class Counsel, as applicable, and Transocean, which shall not be unreasonably withheld by any Party; provided that Transocean shall, in its sole discretion, be entitled to include such information as required by law or regulation. Communications by or on behalf of the Parties and their respective counsel regarding this SA with the public and the media shall be made in good faith, shall be consistent with the Parties' agreement to take all actions reasonably necessary for preliminary and Final approval of this SA, and the information contained in such communications shall be consistent with the content of any notice under the Notice Program that may be approved by the Court in connection with the New Class, if the Notice Program has been established.  Nothing herein is intended or shall be interpreted to inhibit or interfere with DHEPDS Class Counsel's ability to communicate with the Court, DHEPDS Class Members, or their respective counsel. Likewise, nothing herein is intended or shall be interpreted to inhibit or interfere with the PSC's or New Class Counsel's ability to communicate with the Court, Clients, New Class Members, potential New Class Members, or their respective counsel.

18.  Notice of Proposed Class Action and SA.

(a)
The Notice Program shall be as approved by the Court to meet all applicable Fed. R. Civ. P. 23 notice requirements; will include individual mailed notice where practicable; and will include a website and toll-free number.

(b)
The PSC or New Class Counsel, as applicable, will consult with Transocean regarding the design and execution of the Notice Program with respect to the New Class (including, without limitation, issues such as claim deadlines, manner of notice to the New Class, and creation of Opt Out forms sufficient for Transocean to determine its rights under Section 22(a)). If any dispute arises between Transocean and the PSC or New Class Counsel with respect to the New Class Notice Program, the Court will resolve the matter consistently with the terms of this SA.

(c)
To conserve settlement and Administrative Costs, the Parties agree, to the extent permissible by law, to execute the Notice Program and claims administration process under this SA in conjunction with the notice program and claims administration process established as part of the HESI Settlement.  The Parties agree that this coordination may include a single class notice, a single Allocation Neutral, a single Claims Administrator, and a single Settlement Fund (or eventual consolidation of the Settlement Fund established under this agreement and the Settlement Fund established under the HESI Settlement) for this SA and the HESI Settlement.  Nothing in this paragraph shall expand the defined roles of HESI and/or Transocean under the HESI Settlement or this SA with respect to notice and administration.

19.  Final Orders Approving this SA and Dismissing the New Class Action and Assigned  Claims with Prejudice.

Transocean, DHEPDS Class Counsel on behalf of the DHEPDS Class, and the PSC, or New Class Counsel, as applicable, on behalf of the members of the proposed New Class, will seek the following Final orders of the Court:

(a)	With respect to the New Class, a Final order or Final orders that:

i.	Confirm the class representatives of the New Class and appointment of New Class Counsel;

ii.	Certify the New Class for settlement purposes only;

iii.
Approve the SA, including approval of the allocation of the Aggregate Payment between the DHEPDS Class for the Assigned Claims and the New Class for the Punitive Damage Claims by the Allocation Neutral, as being fair, reasonable, and adequate;

iv.
Incorporate the terms of this SA and provide that the Court retains continuing and exclusive jurisdiction over Transocean, the New Class Members, PSC, New Class Counsel, and this SA to interpret, implement, administer and enforce the SA in accordance with its terms;

v.	Find that the New Class Notice Program satisfies the requirements set forth in Fed. R. Civ. P. 23(c)(2)(B);

vi.	Permanently bar and enjoin the New Class and each New Class Member from commencing, asserting, and/or prosecuting any and all New Class Released Claims against any Transocean Released Party;

vii.	Dismiss the New Class Action with prejudice;

viii.	Dismiss with prejudice all of the New Class Released Claims asserted by the New Class against the Transocean Released Parties;

ix.
Dismiss the lawsuits asserting New Class Released Claims, but only to the extent of the New Class Released Claims; and include a prohibition against commencement or prosecution of any actions alleging New Class Released  Claims;

x.
Adopt the interpretation as to the scope of Robins Dry Dock in the Court's Order and Reasons [As to Motions to Dismiss the B1 Master Complaint] (Rec. Doc. #3830, 2:10-md-2179) (the "B1 Order") by finding that the New Class as defined and described in sections 3 and 4 includes all potential claimants who have standing to bring claims under general maritime law as interpreted by Robins Dry Dock v. Flint, 275 U.S. 203 (1927), State of Louisiana ex. rel. Guste v. M/V Testbank, 752 F.2d 1019 (5th Cir. 1985), and their progeny, and adopt the portion B1 Order dismissing claims under state law, but not adopt the portion of the B1 Order addressing potential displacement of maritime law by the Oil Pollution Act, with the Parties reserving all of their arguments with respect to displacement of maritime law;

xi.
Reaffirm that the terms of Exhibit 21 to the DHEPDS regarding protections against claims for compensatory damages against Transocean remain in effect with respect to the DHEPDS Class and DHEPDS Class Members;

xii.
Find that the Transocean Release of BP that is Attachment C  to this SA meets any obligations the DHEPDS Class may owe to BP under paragraph 1.1.2.5 of Exhibit 21 to the DHEPDS or any other obligation that the DHEPDS Class or DHPEDS Class Counsel owes BP under the DHEPDS with respect to this SA;

xiii.
Acknowledge BP's consent to the language of the HESI Release of BP that is Attachment C to this SA or find that BP's withholding of consent under Exhibit 21 paragraph 1.1.2.5 of the DHEPDS is unreasonable and therefore BP is deemed to have consented to the language of the release that is Attachment C to this SA.

(b)	With respect to the DHEPDS Class, a Final order or Final orders that:

i.
Approve the SA, including approval of the allocation of the Aggregate Payment between the DHEPDS Class for the Assigned Claims and the New Class for the Punitive Damage Claims by the Allocation Neutral, as being fair, reasonable, and adequate;

ii.	Dismiss with prejudice all of the Assigned Claims against the Transocean Released Parties;

iii.
Adopt the interpretation as to the scope of Robins Dry Dock in the Court's Order and Reasons [As to Motions to Dismiss the B1 Master Complaint] (Rec. Doc. #3830, 2:10-md-2179) (the "B1 Order"), by finding that the New Class as defined and described in sections 3 and 4 includes all potential claimants who have standing to bring claims under general maritime law as interpreted by Robins Dry Dock v. Flint, 275 U.S. 203 (1927), State of Louisiana ex. rel. Guste v. M/V Testbank, 752 F.2d 1019 (5th Cir. 1985), and their progeny, and adopt the portion B1 Order dismissing claims under state law, but not adopt the portion of the B1 Order addressing potential displacement of maritime law by the Oil Pollution Act, with the Parties reserving all of their arguments with respect to displacement of maritime law;

iv.
Incorporate the terms of this SA and provide that the Court retains continuing and exclusive jurisdiction over the Parties, their respective counsel, and this SA to interpret, implement, administer and enforce the SA in accordance with its terms;

v.
Reaffirm that the terms of Exhibit 21 to the DHEPDS regarding protections against claims for compensatory damages against Transocean remain in effect with respect to the DHEPDS Class and DHEPDS Class Members;

vi.
Reaffirm that the Assigned Claims against Transocean assigned to the DHEPDS Class were assigned to the DHEPDS Class only as a juridical entity and not to the DHEPDS Class Members individually and that no individual DHEPDS Class Member has any individual right to pursue the Assigned Claims.

vii.	Permanently bar and enjoin the DHEPDS Class and DHEPDS Class Members from commencing, asserting, and/or prosecuting any and all Assigned Claims against any Transocean Released Party;

viii.
Find that the Transocean Release of BP that is Attachment C to this SA meets any obligations the  DHEPDS Class may owe to BP under paragraph 1.1.2.5 of Exhibit 21 of the DHEPDS, or any other obligation, if any, that the DHEPDS Class or DHEPDS Class Counsel owes BP under the DHEPDS with respect to this SA;

ix.
Acknowledge BP's consent to the language of the Transocean release of BP that is Attachment C to this SA or find that BP's withholding of consent under Exhibit 21 paragraph 1.1.2.5 of the DHEPDS is unreasonable and therefore BP is deemed to have consented to the language of the release that is Attachment C to this SA.

(c)
Upon the Effective Date of this SA, DHEPDS Class Counsel and Transocean will cooperate to take any remaining actions needed to confirm that dismissal with prejudice of any and all Assigned Claims against Transocean Released Parties in any action(s) filed by BP or the DHEPDS is reflected in the appropriate docket in which such action was filed.

20.               Conditions Precedent to Finality of this SA.

Transocean, DHEPDS Class Counsel on behalf of the DHEPDS Class, and the PSC, or New Class Counsel, as applicable, on behalf of the members of the proposed New Class, agree that the following are conditions precedent to the finality of this SA, and the "Effective Date" of this SA shall be the first day on which all of the following have occurred:

(a)	The "DHEPDS Effective Date," as defined in Section 5;

(b)
Unless Transocean executes a waiver of the condition precedent in this paragraph, HESI agrees to a full and final release of and covenant not to sue the Transocean Released Parties for any claims for contribution or indemnity for any amounts paid by HESI as part of the HESI Settlement. The Transocean Released Parties shall have the right to approve language memorializing the release contemplated in this paragraph, which approval shall not be unreasonably withheld.

(c)
The order described in Section 19(b) with respect to resolution of the Assigned Claims against the Transocean Released Parties under the terms and conditions of this SA has become Final or a waiver of this condition precedent, as described in Section 22(b) has been executed by DHEPDS Class Counsel and Transocean; and

(d)	Either of the following orders has become Final:

i.	The order described in Section 19(a) with respect to resolution of the New Class Action, or

ii.	An order concluding that the facts and evidence under applicable law categorically do not give rise to any claims for Punitive Damages against Transocean.

21.            Opt Outs.

(a)
To validly exclude themselves from the New Class, New Class Members must submit a written request to opt out, which must be received by the Entity identified in the Notice Program for that purpose, properly addressed, and postmarked no later than a date to be determined by the Court.  A written request to opt out may not be signed by any form of electronic signature, but must be signed by a handwritten signature. The PSC or New Class Counsel, as applicable, New Class Counsel and Transocean will be provided with identifying information on Opt Outs on a weekly basis, under a confidentiality order of the Court, to enable them to determine the validity of Opt Outs or the applicability of Opt Out held Property to the Opt Out thresholds referred to in Section 22(a), or in the case of the PSC or New Class Counsel, as applicable, to assist those who wish to revoke an Opt Out. All requests to opt out must be signed by the Natural Person or Entity seeking to exclude himself, herself or itself from the New Class. Attorneys for such Natural Persons or Entities may submit a written request to opt out, but they must still be signed by the Natural Person or Entity.

(b)
All New Class Members who do not timely and properly opt out shall in all respects be bound by all terms of this SA and the Final order(s) with respect to the New Class contemplated herein, and shall be permanently and forever barred from commencing, instituting, maintaining or prosecuting any action based on any Released Claim against any of the Transocean Released Parties in any court of law or equity, arbitration tribunal or administrative or other forum.

22.            Termination of SA.

(a)
At the written election of Transocean, within fourteen calendar days after all Opt Out data has been made available to Transocean and the PSC or New Class Counsel, as applicable, following the expiration of the Opt Out deadline to be established by the Court, Transocean shall have the right to terminate this SA in the event that any of the Opt Out thresholds agreed to by the Parties has been exceeded. The agreed thresholds shall be submitted in camera to the Court and otherwise be kept confidential.

(b)
At the written election of Transocean, DHEPDS Class Counsel, or the PSC or New Class Counsel, as applicable, this SA shall become null and void and shall have no further effect between and among Transocean, the New Class members, the DHEPDS Class, and their respective counsel in the event that:

i.	The Effective Date of this SA cannot occur; or

ii.
The Court declines to enter the order(s) described in Sections 19(a) and 19(b) or any such order(s) described in Section 19(b) fails to become Final.  However, the DHEPDS Class Counsel and Transocean upon mutual written agreement may waive this provision and accept the order(s) of the Court as entered and thus waive one or more of the provisions of Sections 19(a) or 19(b).

(c)
Effect of Termination.  In the event the SA is terminated in whole or in part, neither this SA nor any of the additional documentation described in Section 13 shall be offered into evidence or used in this or any other action for any purpose other than effectuating and enforcing this SA with respect to any Parties between and among whom this SA remains in effect, including, but not limited to, in support of or opposition to the existence, certification or maintenance of any purported class. If this SA terminates, all funds including income of any kind, less Administrative Costs then incurred, and then remaining in the Settlement Fund, or in any other account holding funds from the Aggregate Payment, will be returned to Transocean as soon as practicable; provided, however, that the Claims Administrator and escrow agent of the Settlement Fund shall have authority to pay any Administrative Costs reasonably incurred in connection with winding down the implementation of the SA.  Any such costs and costs of any termination notice approved by the Court shall be deducted from the funds in the Settlement Fund prior to any funds being returned to Transocean. If this SA terminates, the DHEPDS Class, the PSC or the New Class Counsel, as applicable, and Transocean shall jointly move the Court to vacate any preliminary approval order entered with respect to this SA and any of the orders described in Section 19 if any such orders have been entered.

23.               Attorneys' Fees and Costs.

(a)
The PSC, DHEPDS Class Counsel, and Transocean did not have any fee discussion prior to May 13, 2015, after the Parties reached closure on the economic terms of this SA and received permission from the Court to discuss fees. The Parties' agreement set forth herein regarding fees and costs and the fee vesting schedule is subject to approval by the Court. In no event will Transocean be obligated to pay more in attorneys' fees and costs than the amount agreed to, and pursuant to the fee vesting schedule agreed to, by Transocean, the PSC and DHEPDS Class Counsel.

(b)
Transocean agrees not to contest any request by the DHEPDS Class Counsel and the PSC, or New Class Counsel, as appropriate (collectively, the "Class Counsel") for, nor oppose an award by the Court for, a maximum award of twenty five million U.S. dollars (U.S. $25,000,000), as a payment of all common benefit and/or Fed R. Civ. P. 23(h) attorneys' fees and costs incurred at any time, whether before or after the date hereof, for the common benefit of members of the DHEPDS Class and the New Class, with respect to the Released Claims.  Class Counsel agrees not to request an award of common benefit and/or Fed. R. Civ. P. 23(h) attorneys' fees and costs greater than twenty five million U.S. dollars (U.S. $25,000,000).  If the Court awards less than the amount set out in this Section 23(b), Transocean shall be liable only for the lesser amount awarded by the Court.  The common benefit and/or Rule 23(h) attorneys' fees, costs and expenses awarded by the Court, subject to the limitations in the preceding sentence, shall be collectively referred to as the "Common Benefit Fee and Costs Award."

(c)	The Parties shall establish with Court approval a sub-fund with the Settlement Fund to receive all payments of attorneys' fees and costs ("Attorneys' Fee Account").

(d)	Transocean shall make a payment of twenty five million U.S. dollars (U.S. $25,000,000) into the Settlement Fund Attorneys' Fee Account on or before June 30, 2016 (the "Fee Payment").

(e)	If the Common Benefit Fee and Costs Award is less than the Fee Payment, the difference between the Fee Payment and the Common Benefit Fee and Costs Award shall revert to Transocean.

(f)
At any time after the deposit of the Fee Payment, Class Counsel may petition the Court for reimbursement of common-benefit litigation costs and/or expenses, and payment of reasonable costs and expenses incurred in the approval process and implementation of the SA.  Such payments are to be funded from the Initial Payment and Transocean shall have no right of reversion, recapture, or return of such Court-approved payments.

(g)
If the SA is terminated under Section 22, any funds remaining in the Attorneys' Fee Account held by the Settlement Fund or otherwise in the Settlement Fund shall revert to Transocean, minus any Court-approved payment of costs and/or expenses under 23(d).

(h)
Upon the deposit of the Fee Payment, Transocean shall be immediately and fully discharged from any and all further liability or obligation whatsoever with respect to any and all common benefit and/or Rule 23(h) attorneys' fees, costs and expenses incurred by or on behalf of the DHEPDS Class or the New Class, or any member thereof, in respect of, or relating in any way to, directly or indirectly, any and all Released Claims.

(i)	Transocean and Class Counsel agree to request, and will not contest or oppose, that the order approving the Common Benefit Fee and Costs Award will include the language set forth in this Section 23.

(j)
Neither Transocean nor any of the Transocean Released Parties shall have any responsibility, obligation or liability of any kind whatsoever with respect to how the Common Benefit Fee and Costs Award is allocated and distributed, which allocation and distribution is the sole province of the Court.

24.               Notice.

Written Notice to the PSC, for itself and on behalf of the New Class, and to the DHEPDS Class must be given to Stephen J. Herman, Herman, Herman & Katz, 820 O'Keefe Avenue, New Orleans, LA 70113, Sherman@hhklawfirm.com, and James P. Roy, Domengeaux Wright Roy & Edwards, 556 Jefferson Street, Lafayette, LA 70502, jimr@wrightroy.com. Written notice to Transocean must be given to:

Lars Sjöbring
Senior Vice President and General Counsel
Transocean Ltd.
Chemin de Blandonnet 10
1214 Vernier
Switzerland
Tel:  41 22 930 90 37
E-mail:  Lars.Sjobring@deepwater.com
and
David Schwab
Senior Associate General Counsel
Transocean Offshore Deepwater Drilling Inc.
4 Greenway Plaza
Houston, TX  77046
Tel: (713) 232-8128
E-mail: David.Schwab@deepwater.com
All notices required by the SA shall be sent by overnight delivery and electronic mail.

25.               Other Provisions.

(a)	The Court shall have continuing and exclusive jurisdiction to interpret, administer, implement, and enforce this SA, including through injunctive or declaratory relief.

(b)
Transocean and the PSC have not waived and expressly retain their rights to appeal any prior or subsequent order of the Court regarding Transocean's potential exposure for claims that are not resolved by this SA.  Notwithstanding this reservation of rights to appeal orders regarding claims that are not resolved by this SA, The PSC agrees not to challenge on appeal or otherwise the district court's findings in the Phase One Findings of Fact and Conclusions of Law (Rec. Doc. 13355, as amended Rec. Doc. 13381-1) that Transocean was not grossly negligent and that the indemnity and release clauses in Transocean's drilling contract with BP are valid and enforceable.  Such appeals or arguments shall not alter any rights held by the DHEPDS Class (as the owner of the Assigned Claims), the New Class or any New Class Member, but may impact any claims falling outside this SA, and only claims falling outside this SA.

(c)
This SA is intended to be fully binding and enforceable between and among the Parties.  It is contemplated that some provisions may be amended to more closely parallel the HESI Settlement and/or the HESI Settlement may be amended to more closely parallel this SA.  The Parties agree to work in good faith to make any such amendments to this SA that may be necessary.  This SA, however, will remain binding and enforceable regardless whether such amendments are made.

(d)
Notwithstanding the law applicable to the underlying claims, which the Parties dispute, this SA shall be interpreted in accord with general maritime law as well as in a manner intended to be consistent with the Oil Pollution Act of 1990.

(e)
The use of environmental data (including SCAT data) as part of this SA shall not constitute an admission or judicial determination related to the admissibility or interpretation of such data for any other purpose.

(f)
In the event any confidential documentation is provided by or on behalf of the Parties in the course of the settlement process, the Parties and their counsel agree that all such documentation shall be preserved until after performance of all terms of the SA is completed, and the use of such documentation shall be governed by the following pretrial orders entered in the MDL: Pretrial Order No. 13, Order Protecting Confidentiality; Pretrial Order No. 38, Order Relating to Confidentiality of Settlement Communications; and Pretrial Order No. 47, Order Regarding Designation of Documents as "Confidential" or "Highly Confidential." The Parties shall continue to treat documents in conformity with the requirements of the confidentiality requirements of the foregoing pretrial orders.

(g)	The waiver by any Party of any breach of this SA by another Party shall not be deemed or construed as a waiver of any other breach of this SA, whether prior, subsequent, or contemporaneous.

(h)	This SA shall be deemed to have been mutually prepared by the Parties and shall not be construed against any of them by reason of authorship.

(i)	This SA may be executed in counterparts, and a facsimile signature shall be deemed an original signature for purposes of this SA.

(j)
No representations, warranties or inducements have been made to any Party concerning the SA or its attachments other than the representations and warranties contained and memorialized in such documents and the SA.

(k)	The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

(l)	This SA shall be binding upon and inure to the benefit of the successors and assigns of the Parties.

(m)	DHEPDS Class Counsel on behalf of the DHEPDS Class represents and warrants that the DHEPDS Class has not assigned or otherwise conveyed all or any part of the Assigned Claims against Transocean.

26.               Tolling of Statute of Limitations

Upon filing of this SA with the Court, the statutes of limitation applicable to the Assigned Claims against the Transocean Released Parties and to any and all claims or causes of action that have been or could be asserted by or on behalf of any New Class Member are hereby tolled and stayed.  The limitations period shall not begin to run again for any New Class Member unless and until (a) he, she, or it opts out of the New Class, or (b) this SA is terminated pursuant to Court order or otherwise.  The limitations period shall not begin to run again for the DHEPDS Class for the Assigned Claims against the Transocean Released Parties unless and until this SA is terminated pursuant to Court order or otherwise.  In the event this SA is terminated pursuant to Court order or otherwise, the limitations period for each New Class Member as to whom the limitations period had not expired as of the date of the filing of this SA with the Court shall extend for the longer of 90 days from the last required issuance of notice of termination or the period otherwise remaining before expiration, and the limitations period for the DHEPDS Class with respect to the Assigned Claims shall extend for the longer of 90 days from the date of notice to DHEPDS Class Counsel of termination of this SA or the period otherwise remaining before expiration. Notwithstanding the temporary tolling agreement herein, the Parties recognize that any time already elapsed for any New Class Members or for the DHEPDS Class on any applicable statutes of limitations shall not be reset, and no expired claims shall be revived, by virtue of this temporary tolling agreement. New Class Members and the DHEPDS Class do not admit, by entering into this SA, that they have waived any applicable tolling protections available as a matter of law or equity. Nothing in this SA shall constitute an admission in any manner that the statute of limitations has been tolled for anyone other than the DHEPDS Class, New Class, and New Class Members, nor does anything in this SA constitute a waiver of legal positions regarding tolling.

27.               Representations and Warranties Regarding Authority.

(a)
Pursuant to PTO 8, the PSC has explored settlement opportunities with Transocean and pursuant to such authority, with approval of the PSC, Co-Liaison Counsel have been given the authority to execute this SA on behalf of the putative New Class. This SA has been duly and validly executed and delivered by the PSC, and constitutes a legal, valid and binding obligation of the New Class.

(b)
DHEPDS Class Counsel on behalf of the DHEPDS Class represents and warrants that they have authority to enter into this SA on behalf of the DHEPDS Class.  This SA has been duly and validly executed and delivered by DHEPDS Class Counsel, and constitutes a legal, valid and binding obligation of the DHEPDS Class, subject to Court approval.

(c)
Transocean represents and warrants that it has all requisite corporate power and authority to execute, deliver and perform this SA. The execution, delivery, and performance by Transocean of this SA has been duly authorized by all necessary corporate action. This SA has been duly and validly executed and delivered by Transocean, and constitutes its legal, valid and binding obligation, subject to Court approval.

The Parties have caused this Agreement to be duly executed, as of the date first written above.

TRANSOCEAN OFFSHORE DEEPWATER DRILLING INC., TRANSOCEAN DEEPWATER INC., TRANSOCEAN HOLDINGS LLC, AND TRITON ASSET LEASING GmbH.

By:  /s/ Lars Sjobring
Name:  Lars Sjobring
Title: Senior Vice President and General Counsel

PLAINTIFFS' CO-LIAISON COUNSEL (FOR THE PSC)

By:  /s/ James Parkerson Roy
Name:  James Parkerson Roy

By:  /s/ Stephen J. Herman
Name:  Stephen J. Herman

DHEPDS CO-LEAD CLASS COUNSEL

By:  /s/ James Parkerson Roy
Name:  James Parkerson Roy

By:  /s/ Stephen J. Herman
By: Name: Stephen J. Herman

Attachment A: New Class Release of Transocean Individual Release

Attachment B: Assigned Claims Release of Transocean

Attachment C: Transocean Release of BP

Attachment D: Map of Gulf Coast Areas Maps of Specified/Identified Gulf Waters

NEW CLASS RELEASE OF TRANSOCEAN
1.             Upon the Effective Date of the Transocean Punitive Damages and Assigned Claims Settlement Agreement ("SA"),1 and based on the consideration provided therein, the New Class and New Class Members, on behalf of themselves and their heirs, beneficiaries, estates, executors, administrators, personal representatives, agents, attorneys, principals, trustees, subsidiaries, corporate parents, affiliates, partners, members, predecessors, successors, indemnitors, insurers, subrogees, assigns, and any natural, legal or juridical person or Entity entitled to assert any claim on behalf of or in respect of the New Class or New Class Members, hereby release and forever discharge with prejudice, and covenant not to sue, the Transocean Released Parties for any and all "New Class Released Claims," described in Paragraph 2.  In the event a Transocean Released Party, in whole or in part, is sold or otherwise transferred to, or purchases or otherwise acquires, or enters into a partnership or joint venture with, a Natural Person or Entity that is not a Transocean Released Party prior to giving effect to such transaction, then such Natural Person or Entity shall as a result of such transaction obtain a benefit under this New Class Release of Transocean only with respect to any liability of the Transocean Released Party Entity or Entities that such Natural Person or Entity, or any such partnership or joint venture, has acquired or assumed or otherwise become liable for, and not in its own right.  This New Class Release applies to all New Class Released Claims, regardless whether the Claims Administrator denies any individual claim by any class member.

2.             New Class Released Claims shall mean: (1) all claims, other than New Class Expressly Reserved Claims, seeking Punitive Damages against the Transocean Released Parties arising out of, due to, resulting from, or relating in any way to, directly or indirectly, the Deepwater Horizon Incident, including, without limitation, Punitive Damages with respect to any and all actions, claims, remedies, demands, liabilities, obligations, or promises of any kind or nature whatsoever, in both law or in equity, past or present, whether known or unknown, whether or not contingent, that arise out of, are due to, result from, or relate in any way to, directly or indirectly, in whole or in part, the Deepwater Horizon Incident, whether possessed or asserted directly, indirectly, derivatively, representatively or in any other capacity, whether or not such claims for Punitive Damages were or could have been raised or asserted, and regardless of whether such claims for Punitive Damages were sought pursuant to statutory law, codal law, common law, maritime or admiralty law, adjudication, quasi-adjudication, regulation, or ordinance, and (2) without limitation, any and all actions, claims, costs, expenses, taxes, rents, fees, profit shares, liens, remedies, debts, demands, liabilities, obligations, or promises of any kind or nature whatsoever, in both law or in equity, past or present, whether known or unknown, whether or not contingent, by the New Class or New Class Members against the Transocean Released Parties that arise out of, are due to, or result from acts or omissions of the Claims Administrator, the Allocation Neutral or the escrow agent of the Settlement Fund.

3.             Upon the Effective Date of this SA, the New Class and New Class Members expressly waive and release with prejudice, and shall be deemed to have waived and released with prejudice, any and all rights that they may have under any law, codal law, common law, maritime or admiralty law, statute, regulation, adjudication, quasi-adjudication, decision, or administrative decision that would otherwise limit the scope or effect of this New Class Release of Transocean to those claims or matters actually known or suspected to exist at the time of execution of this New Class Release of Transocean.  California law is not applicable to this SA, but purely for illustrative purposes, the New Class Released Claims includes claims that might otherwise be excluded from this New Class Release of Transocean by Section 1542 of the California Civil Code, which provides as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

4.             The New Class and New Class Members expressly reserve, and do not release, "New Class Expressly Reserved Claims."  New Class Expressly Reserved Claims mean:

(a)           Bodily Injury Claims;

(b)           Any and all claims for Punitive Damages based on or with respect to claims of any shareholders of any Transocean Released Party in any derivative action made in their capacity as shareholders of a Transocean Released Party;

(c)           Any and all claims for damages other than Punitive Damages as described in Paragraphs 1-3 above, specifically including any and all claims for Compensatory Damages as defined in Section 2.4 of Exhibit 21 to the DHEPDS (with the understanding that all protections provided in Sections 1.1.1, 1.1.2.2, 1.1.2.3, and 1.1.2.4 of Exhibit 21 to the DHEPDS are not affected by this New Class Release of Transocean and remain in full force and effect) and any claim or right to pursue compensation under the DHEPDS or the Medical Benefits Class Action Settlement as Amended May 1, 2012;

(d)           Any and all claims by Governmental Organizations; and

(e)           Any and all claims of any kind or nature against other Defendants in MDL 2179 other than the Transocean Released Parties.

5.             The New Class and New Class Members, and all other persons and Entities claiming by, through, or on behalf of them, covenant not to sue and will be forever barred and enjoined from commencing, filing, initiating, instituting, prosecuting, maintaining or consenting to any judicial, arbitral, or regulatory action against the Transocean Released Parties with respect to the New Class Released Claims.  If the New Class or New Class Members commence, file, initiate, or institute any new action or other proceeding for any New Class Released Claims against the Transocean Released Parties in any federal or state court, arbitration tribunal, or administrative or other forum, such action or other proceeding shall be dismissed with prejudice and at the cost of the party that brings such action or proceeding; provided, however, before any costs may be assessed, counsel for such party shall be given reasonable notice and an opportunity voluntarily to dismiss such action or proceeding with prejudice.  Furthermore, if any Transocean Released Party brings any legal action before any court or arbitration, regulatory agency, or other tribunal to enforce its rights under this New Class Release of Transocean, such Transocean Released Party shall be entitled to recover any and all related costs and expenses (including attorneys' fees) from such party.

6.             Notwithstanding any provision in the SA to the contrary, if any party recovers from any Transocean Released Party (under any theory of recovery, including indemnity, contribution, or subrogation) for any New Class Released Claim of a New Class Member: (a) for which a payment was made to such New Class Member through the Claims Program, or (b) asserted by, through, under, or on account of such New Class Member for which a release of New Class Released Claims was given; then that New Class Member shall indemnify (but not defend) the Transocean Released Parties, but only to the extent of the payment received by that particular New Class Member from the Claims Program (by way of example, if a particular New Class Member has received $100.00 through the Claims Program for claims released under this SA, its indemnity obligation would be capped at this amount). This indemnity obligation owed by a New Class Member who has given a release to a Transocean Released Party includes any and all claims made or other actions taken by that New Class Member in breach of this SA.

7.             Nothing in this New Class Release limits or expands the scope or effect of the Assigned Claims Release.

1 All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the SA.

New Class Member Individual Settlement Agreement,
Release, and Covenant Not To Sue ("Individual Release")

Please Provide This Information:
CLAIMANT NAME:_____________________________________________
STREET ADDRESS: _________________________________
CITY, STATE, ZIP CODE:_____________________________
SSN:___________________________
PHONE:________________________ EMAIL:_________________________

I, _______________, am the Claimant or the duly authorized representative of the Claimant.
Claimant understands that all capitalized terms in this Individual Release shall have the meanings ascribed to them in the TRANSOCEAN PUNITIVE DAMAGES AND ASSIGNED CLAIMS SETTLEMENT AGREEMENT (hereinafter, "SA").
Claimant acknowledges that Claimant is a New Class Member.
In consideration of payment in the amount of [insert $$], pursuant to the terms of the SA, which Claimant accepts as sufficient and adequate consideration for any and all New Class Released Claims of Claimant, Claimant on behalf of Claimant, and Claimant's heirs, beneficiaries, estates, executors, administrators, personal representatives, agents, attorneys, principals, trustees, subsidiaries, corporate parents, affiliates, partners, members, predecessors, successors, indemnitors, subrogees, assigns, and any natural, legal or juridical person or Entity entitled to assert any claim on behalf of or in respect of Claimant, hereby releases and forever discharges with prejudice, and covenants not to sue, the Transocean Released Parties for any and all New Class Released Claims; provided, however, that this Individual Release does not apply to New Class Expressly Reserved Claims, which are not recognized or released under this Individual Release and are reserved to Claimant.  In the event Transocean, in whole or in part, is sold or otherwise transferred to, or purchases or otherwise acquires, or enters into a partnership or joint venture with a Natural Person or Entity immediately prior to giving effect to such transaction, then such Natural Person or Entity shall as a result of such transaction obtain a benefit under this Individual Release only with respect to any liability of the Transocean Entity or Entities that it, or any such partnership or joint venture, has acquired or assumed or otherwise become liable for, and not in its own right.
Claimant acknowledges that Claimant had a right to "opt out" and therefore not be a part of the New Class and that, if Claimant had "opted out" of the New Class, Claimant could potentially seek adjudication, individually, against Transocean for Claimant's New Class Released Claims. Knowing Claimant's rights, Claimant willingly and freely did not elect to, or timely or properly seek to, opt out of the New Class and accepts the benefits conferred by the SA in exchange for this Individual Release.
Claimant agrees to accept from [Claims Administrator] the amount of __________________ as full and final settlement of Claimant's New Class Released Claims. Claimant agrees that this Individual Release is entered into in consideration of the agreements, promises, and mutual covenants set forth in this Individual Release and for such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged.

Claimant acknowledges and affirms that Claimant has read this Individual Release in its entirety. Claimant further acknowledges and affirms that Claimant has read the SA, which is available at (www.[X].com/PINPOINT), or waives the right to do so.
Claimant acknowledges that Claimant has had the opportunity to consult with New Class Counsel, and individual counsel if Claimant so desired, regarding this Individual Release and the SA or waives the right to do so.  Claimant understands this Individual Release in its entirety, and Claimant has signed it willingly and freely, and without coercion, threat or duress.
Claimant understands that Claimant will not receive any further compensation for Claimant's New Class Released Claims other than the amount identified in this Individual Release. And Claimant understands that by signing this Individual Release, Claimant agrees that Claimant will forever be barred and enjoined from commencing, filing, initiating, instituting, prosecuting, maintaining or consenting to any judicial, arbitral, or regulatory action against Transocean for any New Class Released Claims.
Claimant understands that the SA and this Individual Release set forth a full and final resolution of all of Claimant's New Class Released Claims, and that there are no other terms and conditions that are not set forth in the SA and this Individual Release.
Any disputes regarding this Individual Release shall be filed in the United States District Court for the Eastern District of Louisiana accompanied by a request that such dispute be made part of MDL 2179 (if still pending). No action to enforce this Individual Release shall be filed in a state court.
Claimant acknowledges and affirms that Claimant may be required to pay federal and/or state taxes on the payment amount identified herein and, if so required, Claimant agrees to pay such taxes. Claimant acknowledges and affirms that no opinion regarding the tax consequences of the SA or this Individual Release has been or will be given by Transocean, New Class Counsel or the PSC, nor is any representation or warranty in this regard made by virtue of the SA or this Individual Release. Claimant must consult with his, her, or its own tax advisors regarding the tax consequences of the SA and this Individual Release, including any payments made under the SA. Each Claimant's tax obligations, and the determination of such obligations, are his, her, or its sole responsibility, and it is understood that the tax consequences may vary depending on Claimant's particular circumstances.
Signed:____________________________ Date:_______________________________
[Alternative Signature Blocks to be Developed]

ASSIGNED CLAIMS RELEASE OF TRANSOCEAN

1.             Upon the Effective Date of the Transocean Settlement Agreement ("SA"),2 and based on the consideration provided therein, the DHEPDS Class, as a juridical entity, on behalf of itself, and by and through DHEPDS Class Counsel, hereby releases and forever discharges with prejudice, and covenants not to sue, the Transocean Released Parties for any and all "Assigned Claims" against the Transocean Released Parties.

2.             The Assigned Claims means the claims defined in Section 1.1.3 of Exhibit 21 to the DHEPDS, but does not include the "Retained Claims" defined in Section 1.1.4 of Exhibit 21 to the DHEPDS.

3.             The DHEPDS Class, upon the Effective Date of this SA, hereby releases and forever discharges with prejudice, and covenants not to sue, the Transocean Released Parties for any acts or omissions of the escrow agent of any Settlement Fund, the Allocation Neutral, the Claims Administrator, and any Court appointed neutral party in connection with administration of the SA or disbursement of the Aggregate Payment, including without limitation any and all such actions, claims, costs, expenses, taxes, rents, fees, profit shares, liens, remedies, debts, demands, liabilities, obligations, or promises of any kind or nature whatsoever, in both law or in equity, past or present, whether known or unknown, or whether or not contingent.

4.             Upon the Effective Date of this SA, the DHEPDS Class, and all other persons and Entities claiming by, through, or on behalf of it, covenants not to sue and will be forever barred and enjoined from commencing, filing, initiating, instituting, prosecuting, maintaining or consenting to any judicial, arbitral, or regulatory action against the Transocean Released Parties with respect to the Assigned Claims. If the DHEPDS Class commences, files, initiates, or institutes any new action or other proceeding for any Assigned Claims against the Transocean Released Parties in any federal or state court, arbitration tribunal, or administrative or other forum, such action or other proceeding shall be dismissed with prejudice and at the cost of the party that brings such action; provided, however, before any costs may be assessed, counsel for such party shall be given reasonable notice and an opportunity voluntarily to dismiss such action or proceeding with prejudice. Furthermore, if any Transocean Released Party brings any legal action before any Court or arbitration, regulatory agency, or other tribunal to enforce its rights under this Assigned Claims Release of Transocean, such Transocean Released Party shall be entitled to recover any and all related costs and expenses (including attorneys' fees) from such party bringing the action.

5.             This Assigned Claims Release of Transocean is not intended to and does not operate as a release of any of the following claims, which are excluded from the operation of this Assigned Claims Release of Transocean and expressly reserved:

a.   Assigned Claims, Punitive Damages Claims, or any other claims of any kind or nature against any other Defendant in MDL 2179 other than the Transocean Released Parties.

b.  Any claims other than the claims described in Paragraphs 1-4 above against any Transocean Released Party, specifically including the "Retained Claims" defined in Section 1.1.4 of Exhibit 21 to the DHEPDS.

            6.             This Assigned Claims Release of Transocean releases only the claims of the DHEPDS Class, as a juridical entity, described in Paragraphs 1-4 above, and does not release any claims of any kind or nature by or on behalf of any DHEPDS Class Member, specifically including, but not limited to, the "Expressly Reserved" claims defined in Sections 3 and 38.67 of the DHEPDS and any claims or rights to pursue compensation under the DHEPDS or the Medical Benefits Class Action Settlement as Amended May 1, 2012.  Notwithstanding the foregoing, to the extent that any DHEPDS Class Member asserts any right to the Assigned Claims in the member's capacity as a DHEPDS Class Member, that claim is included in this Assigned Claims Release.

7.            Nothing in this Assigned Claims Release limits or expands the scope or effect of the New Class Release.

2 All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the SA.

TRANSOCEAN RELEASE OF BP

As provided in the Confidential Settlement Agreement, Mutual Releases, and Agreement to Indemnify entered into by Transocean, BP Exploration & Production Inc. and BP America Production Co. on May 20, 2015, upon the Effective Date of the Transocean Punitive Damages and Assigned Claims Settlement Agreement ("SA"), Transocean and its Affiliates fully and finally release, dismiss, and covenant not to sue for any and all claims and rights to recover, directly or indirectly, from the BP Released Parties (whether through indemnity, contribution, subrogation, assignment or any other theory of recovery, by contract, pursuant to applicable law or regulation, or otherwise) for any damages or other relief or consideration provided under or relating to this SA.   Transocean represents and warrants that it has not assigned and will not assign any rights to recover any payments made pursuant this SA.   The Confidential Settlement Agreement, Mutual Releases, and Agreement to Indemnify entered into by Transocean, BP Exploration & Production Inc. and BP America Production Co. on May 20, 2015, addresses the rights of any insurer, reinsurer, or indemnitor of Transocean or its Affiliates to make any claim against the BP Released Parties.

Map of Gulf Coast Area

ARKANSAS
GEORGIA
SOUTH CAROLINA

Austin
Houston
Antonio
Beaumont
Pasadena
Lafayette
Baton Rouge
New Orleans
Mobile
Tallahassee
Jacksonville
Orlando
Tampa
Petersburg
Cape Coral
Fort Lauderdale
Miami
Havana
See inset on Page 2
See inset on Page 3
A
B
C
D
E
F
G
H
I
J
K
L
Gulf of Mexico
LEGEND
Specified Gulf Waters
Waters Not Included in Class Definition: State Waters Within 3 Marine Leagues (9 Nautical Miles) of Coasts of Texas Counties Not Included in Gulf Coast Area
Boundaries of National Territorial Waters

BOUNDARY POINTS IN GULF OF MEXICO

Point	Latitude	Longitude	Point	Latitude	Longitude
A	28.206°N	-96.318°W	G	25.703°N	-91.092°W
B	25.956°N	-97.145°W	H	25.669°N	-88.385°W
C	25.971°N	-96.980°W	I	24.933°N	-87.210°W
D	25.997°N	-93.445°W	J	24.941°N	-86.938°W
E	24.734°N	-93.664°W	K	25.207°N	-86.553°W
F	25.445°N	-91.645°W	L	23.925°N	-81.216°W

Lakes by the Bay
Cutler Bay
Biscayne Bay
MIAMI-DADE COUNTY
Biscayne National Park
A
B
C
D
E
MONROE COUNTY
Atlantic Ocean
LEGEND
Specified Gulf Waters
Waters Not Included in Class Definition: State Waters Within 3 Marine Leagues (9 Nautical Miles) of Coasts of Texas Counties Not Included in Gulf Coast Area
Boundaries of National Territorial Waters
County Boundaries

BOUNDARY POINTS

Point	Latitude	Longitude
A	25.306°N	-80.372°W
B	25.354°N	-80.265°W
C	25.342°N	-80.251°W
D	25.314°N	-80.150°W
E	25.184°N	-79.692°W

BRAZORIA COUNTY
GALVESTON COUNTY
A
B
C
D
Oyster Lake
Cox Lake
Drum Bay
Bastrop Beach
Oyster Creek
Dow Chemical
LEGEND
Specified Gulf Waters
Waters Not Included in Class Definition: State Waters Within 3 Marine Leagues (9 Nautical Miles) of Coasts of Texas Counties Not Included in Gulf Coast Area
Boundaries of National Territorial Waters
County Boundaries

BOUNDARY POINTS

Point	Latitude	Longitude
A	29.197°N	-95.057°W
B	29.086°N	-95.130°W
C	29.063°N	-95.092°W
D	28.986°N	-94.978°W